EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-155928) as amended and restated, and Registration Statements (Forms S-8 No. 333-52446, No. 333-117962 and No. 333-144087) pertaining to the 2000 Equity Compensation Plan of POZEN Inc. and in the related Prospectus of our reports dated February 17, 2009 with respect to the financial statements of POZEN Inc., and the effectiveness of internal control over financial reporting of POZEN Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
Raleigh, North Carolina
March 3, 2009